EXHIBIT 99.1

INFOCROSSING LOGO

FOR RELEASE 7:30 AM EST

CONTACTS:

Chairman and Chief Executive Officer         Chief Financial Officer
Zach Lonstein                                William McHale
Infocrossing, Inc.                           Infocrossing, Inc.
(201) 840-4726                               (201) 840-4732
zlonstein@infocrossing.com                   wmchale@infocrossing.com

Media Relations                              Investor Relations
Michael Wilczak                              Matthew Hayden
Infocrossing, Inc.                           Hayden Communications, Inc.
(201) 840-4941                               (858) 704-5065
mwilczak@infocrossing.com


         INFOCROSSING COMPLETES ACQUISITION OF (I)STRUCTURE FROM LEVEL 3


LEONIA, NJ, DECEMBER 1, 2005 -- INFOCROSSING, INC. (NASDAQ: IFOX) a provider of selective IT and business process outsourcing solutions, announced today that it has closed the previously announced acquisition of IT outsourcing company
(i)Structure, LLC, from a wholly owned subsidiary of Level 3 Communications, Inc. (Nasdaq: LVLT). Infocrossing paid a total of $82.3 million in cash plus 346,597 shares of Infocrossing stock. Infocrossing funded the cash portion of the purchase price through a combination of the net proceeds of $67.0 million from a new $70 million, debt facility which matures April 14, 2009, the net proceeds from the sale/leaseback of certain real estate assets of $11.4 million, and the remainder with available cash.

(i)Structure, headquartered in Broomfield, CO, provides computing operations and managed infrastructure services to enterprise clients from data centers located in the central and western United States, and is recognized for their deep expertise across computing platforms and commitment to client satisfaction. The company's business model is based on signing clients to long-term contracts for managing mainframe, midrange and open system computing platforms, and related network and security services.

 "We're pleased to complete this transaction, and welcome the employees and customers of (i)Structure to Infocrossing," stated Zach Lonstein, Chairman and Chief Executive Officer of Infocrossing. "In just a few short years, we've transformed Infocrossing from a regional IT services company, into a national provider of IT-enabled outsourcing solutions. The addition of (i)Structure strengthens our position in the IT outsourcing market, adds to our capabilities in distributed systems and networking services, and provides us with greater sales and market synergies [that we expect to drive our revenue growth," Mr. Lonstein added. "Together, we have a solid platform of data centers, expertise, solutions and clients to build Infocrossing into one of the premier providers of IT-enabled outsourcing solutions."

(i)Structure is expected to add approximately $76 million to Infocrossing's gross revenue during the next twelve months. The companies' complementary business models are expected to result in cost synergies across sales, operations and administrative functions. The synergies are expected to be realized throughout 2006 and result in approximately $9 million to $11 million in annual savings once fully implemented.

In connection with the acquisition, Michael Jones, the former President and Chief Executive Officer of (i)Structure, has become President of IT Outsourcing for Infocrossing, responsible for the sale and service delivery of Infocrossing's IT outsourcing services. Lee Fields, who joined Infocrossing in August 2005 as President of IT Outsourcing, has been appointed to the new position of Executive Vice President, Marketing and Business Development for the Company. Both Lee Fields and Michael Jones will report directly to Robert Wallach, Infocrossing's Vice-Chairman, President, and Chief Operating Officer.

Mr. Jones brings tremendous experience and demonstrated success to his new role. As President and CEO of (i)Structure, he is credited with expanding the company's portfolio of outsourcing services, building strong relationships with industry analysts, growing awareness of (i)Structure in the market, and implementing a sales process that resulted in $77 million in new contract signings during the ninety days prior to the announcement of the acquisition on October 25, 2005.

"We're excited about joining a company that is exclusively focused on the outsourcing market, and believe this is a tremendous opportunity for our clients, employees and shareholders," Mr. Jones stated. "Infocrossing is a respected outsourcing company that has demonstrated significant growth and an unwavering commitment to client satisfaction. Together we have a larger geographic footprint, greater economies of scale and broader services that will enhance our position in the market, and strengthen the value of our outsourcing solutions," Mr. Jones concluded.

More information about the acquisition is available at www.infocrossing.com/istructure. In addition, a teleconference has been scheduled for December 12, 2005 at 4:30 PM Eastern Time to discuss the acquisition with the financial community. Anyone interested in participating in the call can join via the Company's website, http://www.infocrossing.com/istructure, or dial into the call directly at 1-800-683-1565 or 1-973-409-9259 for international callers, at least ten minutes prior to the start of the call.


ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)
Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to Infocrossing.


Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; closing contracts with new customers and renewing contracts with existing customers on favorable terms; expanding services to existing customers; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the identification, completion, and integration of acquisitions, including the integration of Infocrossing Healthcare Services, Inc., f/k/a Verizon Information Technologies Inc., and
(i)Structure, LLC and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.